Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Phillip G. Creek
                Senior Vice President, Chief Financial Officer
                M/I Schottenstein Homes, Inc.
                (614) 418-8011
                www.mihomes.com

M/I Schottenstein Homes Reports
Record Third Quarter and Nine Month Results

Columbus, Ohio (October 28, 2003) - M/I Schottenstein Homes, Inc. (NYSE:MHO) announced record financial results for the third quarter and nine months ended September 30, 2003.

Net income of $19.4 million and diluted earnings per share of $1.31 for the three months ended September 30, 2003, both third quarter records for the Company, are 8% and 14% higher, respectively, than net income of $17.9 million and diluted earnings per share of $1.15 reported in the same period of 2002. Net income for the nine months ended September 30, 2003 was a record-setting $56.8 million, or $3.83 per diluted share, representing a 12% and 17% increase over 2002’s net income and diluted earnings per share of $50.7 million and $3.27, respectively.

As previously reported, the Company achieved third quarter high new contracts of 1,127 in 2003, which is a 6% increase over the 1,059 reported in the same quarter of 2002. All-time record new contracts of 3,611 for the nine months ended September 30, 2003 were 12% higher than 2002’s new contracts of 3,223 for the same period. Homes delivered in the third quarter were 1,048 compared to 2002’s third quarter of 1,067. Homes delivered for the nine months ended September 30, 2003 were 2,809 - a decrease of 5% from 2002’s record performance of 2,953.

At September 30, 2003, the Company’s backlog and its related sales value of 3,123 units and $789 million, respectively, are the highest ever attained in the Company’s 27-year history, surpassing September 30, 2002 units of 2,601 with a sales value of $626 million by 20% and 26%, respectively. The average sales price of homes in backlog at September 30, 2003, also a record for the Company, rose to $253,000, a 5% increase over 2002’s average sales price of $241,000.

Robert H. Schottenstein, President, commented, " We are very pleased to announce the strongest third quarter and nine month operating results in the Company’s history - reaching new records in net income, diluted earnings per share, new contracts and backlog of homes. Our financial position has never been stronger with shareholders’ equity approaching $400 million and book value per share of nearly $27. We also enhanced our land position, having purchased $180 million of land thus far in 2003. Our continued record results, with gross margins of 26% and operating margins of nearly 14% for the first nine months, demonstrate M/I’s focus on profitability. With record earnings for the first nine months and the highest backlog in Company history, we believe that 2003 will be another record income year for M/I Homes. We believe that our diluted earnings per share for 2003 should reach a record level range from $5.15 – $5.30, an increase to our previous guidance of $5.05 to $5.20. In 2002, our previous record income year, we earned $4.30 per diluted share."

The Company will broadcast live its third quarter earnings conference call today at 4:00 p.m. EST. To hear the call, log on to the M/I Homes’ website at www.mihomes.com , click on "Investor Relations" section of the site, and select "Listen to the Conference Call." The call will continue to be available on our website through October 28, 2004.

M/I Schottenstein Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 55,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, the impact of war on the economy, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

M/I Schottenstein Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenue	$268,390	$261,509	$718,652	$735,510

Net income	$ 19,381	$ 17,901	$ 56,780	$ 50,718

Earnings per share
Basic	$ 1.34	$ 1.18	$ 3.93	$ 3.36
Diluted	$ 1.31	$ 1.15	$ 3.83	$ 3.27

Weighted average shares outstanding:
Basic	14,435	15,168	14,447	15,114
Diluted	14,848	15,530	14,841	15,519

M/I Schottenstein Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenue	$268,390	$261,509	$718,652	$735,510
Gross margin	67,310	64,392	187,628	180,793
General and administrative expense	15,717	16,746	41,358	42,894
Selling expense	17,285	15,972	46,612	45,865

Operating income	34,308	31,674	99,658	92,034
Interest expense	2,008	2,802	6,046	10,232

Income before income taxes	32,300	28,872	93,612	81,802
Income taxes	12,919	10,971	36,832	31,084

Net income	$ 19,381	$ 17,901	$ 56,780	$ 50,718

Additional Information:
Land and lot sales	$ 3,660	$ 6,249	$ 21,628	$ 20,647
Land and lot margin	162	858	4,393	3,069
Financial services revenue	8,129	5,770	21,097	18,100
Financial services pre-tax income	$ 6,087	$ 3,714	$ 15,250	$ 12,452

Units:
New contracts	1,127	1,059	3,611	3,223
Homes delivered	1,048	1,067	2,809	2,953

	September 30,
	2003	2002
	(unaudited)
Backlog:
Units	3,123	2,601
Aggregate sales value	$789,000	$626,000
Average sales price	$ 253	$ 241

	September 30,		December 31,
	2003	2002	2002
	(unaudited)
Balance Sheet:
Homebuilding inventory	$616,795	$490,448	$451,217
Homebuilding debt	166,659	107,699	62,658
Shareholders’ equity	385,921	332,124	339,729
Book value per share	$ 26.71	$ 21.89	$ 22.97